SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 03/31/2005
FILE NUMBER 811-7890
SERIES NO.: 1


72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A                     $  12,789
         2.   Dividends for a second class of open-end company shares
              (000 Omitted)
              Class A3                    $   3,993
              Institutional Class         $     230

73A.     Payments per share outstanding during the entire current period:
         (form nnn.nnnn)
         1.   Dividends from net investment income
              Class A                     $000.4779
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class A3                    $000.4365
              Institutional Class         $000.3205

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                        22,021
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class A3                        8,709
              Institutional Class             2,924

74V.     1.   Net asset value per share (to nearest cent)
              Class A                     $   11.21
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class A3                    $   11.21
              Institutional Class         $   11.21